 Exhibit 3

SHARE APPLICATION FORM

Date: April 15, 2026

Board of Directors

CNFinance Holdings Limited 深泛联控股有限公司

w/o Walkers Corporate Limited

190 Elgin Avenue

George Town, Grand Cayman KY1-9008

Cayman Islands

Dear Directors

CNFinance Holdings Limited 深泛联控股有限公司 (THE “COMPANY”)

We agree to subscribe for 2,000,000,000 Class B ordinary shares of nominal or par value of US$0.0001 each in the capital of the Company in accordance with the terms and conditions as set out in the Company’s Articles of Association (the “Shares”), for the aggregate subscription price of US$200,000 (the “Subscription Price”). The Subscription Price shall be paid by us to the Company on the date hereof, or such other date as may be agreed (the “Issue Date”).

We hereby request that you allot and issue the Shares to us on the Issue Date, credited as fully paid, and register our name in the register of members of the Company as the holder of the Shares.

Kindly confirm your agreement to the provisions of this letter by signing and dating the acknowledgement on the copy which accompanies it.

Yours faithfully

Bin Zhai for and on behalf of Kylin Investment Holdings Limited

/s/ Bin Zhai